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EXHIBIT 99.4
                             AGREEMENT

     Dated effective the 1st day of October, 1997.

     BETWEEN:

          INFO CENTER INC.
          16875 Terrace Road
          Winfield, British Columbia
          V4V 1B2
          (the "Company")

     AND:

          C & K MANAGEMENT LTD.
          #11 - 1301 Johnston Street
          Vancouver, British Columbia V6H 3R9
          (the "Consultant")

     AND:

          W. J. MARSHALL MANAGEMENT INC.
          16875 Terrace Road Winfield
          British Columbia V4V IB2
          (the "Indemnifier")

     WHEREAS:

     A. The Company wishes to engage the services of the Consultant as an independent contractor to provide consulting services on an ongoing basis to give advice to the Company regarding internet applications to the Company's present and future business.

     B. As a condition to the Company entering into this Agreement with the Company, the Company requires that the Consultant provide its services to the Company through the Consultant's president Carey Linde (the "President").

     C. The Company and the Consultant have reached agreement in respect to the terms and conditions under which the Consultant agrees to provide its services to the Company.

     D. The Consultant has agreed to enter into this agreement with the Company on the condition that the within indemnity be executed by the Indemnifier.

     In consideration of the premises, covenants and agreements contained herein the parties hereby agree as follows:

     1. SCOPE OF CONSULTING SERVICES

     1.1 The Company shall retain the Consultant as an independent contractor to provide consulting services on an ongoing basis to give advice to the Company regarding internet applications to the Company's present and future business (the "services").

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     1.2 The services to be provided by the Consultant to the Company shall only be administered by the President on behalf of the Consultant unless the Consultant first obtains the consent of all the directors of the Company in writing.

     2. TERM OF CONSULTING SERVICES

     2.1 The term of this Agreement shall begin on the Ist day of October, 1997 and shall continue until the 31st day of January, 2001.

     3. FEE FOR CONSULTING SERVICES

     3.1 For the services rendered by the Consultant to the Company, the Company will pay to the Consultant a consulting fee of $80,000-00 (the "Consulting Fee") payable by monthly instalments of $2,000.00 on the last day of each month commencing the 31st day of October, 1997.

     4. INDEPENDENT CONTRACTOR

     4.1 Notwithstanding anything in this Agreement to the contrary, it is understood and agreed between' the parties that the Consultant is an independent contractor and not an employee of the Company.

     5. INDEMNITY

     5.1 For good and valuable consideration now had and received, the Indemnifier hereby covenants, promises and agrees to and with the Consultant that the Indemnifier shall indemnify and save harmless the Consultant from any loss, costs or damages arising out of any failure either to pay the Consulting Fee or to perform any of the terms, covenants and provisions on the part of the Company to be kept, observed and performed. In the event of a default under this Agreement the Indemnifier waives any right to require the Consultant to proceed against the Company or pursue any rights or remedies whatsoever in the Consultant's power with respect to this Agreement. The indemnity is absolute and unconditional and the obligation of the Indemnifier shall not be nor be deemed to have been waived, released, discharged, litigated, impaired or affected by any extension of time, indulgences or modifications which the Consultant may extend or make with the Company in respect to the performance of any of the Company's obligations in this Agreement, or by reason of the release or discharge of the Company in any receivership, bankruptcy, winding up or other creditor's proceeding or the rejection or disclaimer of this Agreement in any proceeding, and the liability of the Indemnifier shall continue with respect to the periods prior thereto and thereafter, for and with respect to the term of this Agreement.

     6. GENERAL

     6.1 This Agreement shall be interpreted and construed and governed in accordance with the laws of the Province of British Columbia.

     6.2 No amendments or variations of the terms and conditions of this Agreement shall be valid unless in writing and signed by both parties.


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     6.3 The Consultant's rights and obligations under this Agreement are not assignable without consent of the Company.

     6.4 This Agreement constitutes the entire Agreement between the parties hereto and shall bind and enure to the benefit of both parties and their respective successors and permitted assigns.

     Signed by the parties as of the date on the first page.

INFO CENTER INC.

Per: /s/ William J. Marshall
     Authorized Signatory

C & K MANAGEMENT LTD.

Per: /s/ illegible

W. J. MARSHALL MANAGEMENT INC.

Per: /s/ William J. Marshall
     Authorized Signatory